Exhibit 10(l)

CONFIDENTIAL TREATMENT REQUESTED FOR CERTAIN PROVISIONS


** = INFORMATION FOR WHICH CONFIDENTIALITY IS REQUESTED


                              COAL SUPPLY AGREEMENT

         THIS AGREEMENT is made and entered into this 14th day of August, 1995, by and between Kennecott Energy Company, a Delaware corporation, with offices in Gillette, Wyoming, for and on behalf of Spring Creek Coal Company, a Montana corporation (hereinafter together called "Seller"), and Minn-Dak Farmers Cooperative ("Minn-Dak"), a North Dakota cooperative with offices at Route 1, Box 10, Wahpeton, North Dakota 58075("Buyer").

                                    RECITALS
         Buyer desires to secure a coal supply for use in the operation of its sugar factory in Wahpeton, North Dakota ("Sugar Factory").
         Seller desires to sell to Buyer coal to be mined from its Spring Creek Mine (the "Mine") near Decker, Montana.
         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, Seller agrees to sell and deliver, and Buyer agrees to purchase and accept, coal of the quantity and quality specified below, at the price and on the terms and conditions stated in this Agreement.


         SECTION 1.        TERM; CAMPAIGN SEASONS.
                  1.01 Term. The term of this Agreement shall commence on August 1, 1994 ("the Effective Date") and shall continue to July 31, 2005.
                  1.02 Campaign Seasons. Shipments under this Agreement are to be divided into periods of approximately ten months commencing on or about August 15 and continuing until about May 31 of the following calendar year, with the last such period running from about August 15, 2004, to about May 31, 2005. These ten-month periods of coal deliveries shall be referred to as "Campaign Seasons."
         SECTION 2.        COAL SOURCE.
         The coal sold under this Agreement shall be from Seller's Mine located near Decker, Montana. If an event of force majeure, as defined in Section 8, prevents delivery of coal at the Mine, Seller may, but shall not be required to, supply coal from sources other than the Mine ("Substitute Coal"), provided that the price for Substitute Coal shall be adjusted as necessary so that the total delivered cost per million Btu for Substitute Coal delivered to the Sugar Factory, taking into account Buyer's actual transportation costs, equals the delivered cost per million Btu for coal from the Mine, subject to any price adjustments pursuant to Sections 4.02 and 6.01. Seller's right to furnish Substitute Coal shall not affect its right to claim a force majeure or to claim excuse from performance pursuant to Section 8 below. Buyer may, but shall not be required to, accept substitute coal with field averages different than Spring Creek Mine field averages specified in Section 4.01 (a) of this Agreement. If Seller fails to deliver for reasons other than force majeure, Seller will supply Substitute Coal.


         SECTION 3.        COAL QUANTITY; SHIPMENT SCHEDULE.
                  3.01 Quantity. Seller agrees to sell and Buyer agrees to purchase all of the coal that Buyer requires to operate its Sugar Factory during the term of this Agreement, which Buyer in good faith estimates to be ** tons per Campaign Season. The term "ton" shall mean 2,000 pounds of coal, weighed as provided in Section 5.03.


                  3.02 Estimates.
                           (a) Campaign Season Estimates. Upon execution of this
Agreement and by August 1 of each subsequent year, Buyer shall furnish Seller with a written estimate of the quantity of coal to be delivered FOB Seller's Mine during the Campaign Seasonbeginning in that year.
                           (b) Extension of Campaign Season. Buyer may extend
any Campaign Season by three months before August 15 or after May 31 of such Campaign Season upon six weeks' written notice to Seller.
                  3.03 Shipments. Buyer shall use reasonable efforts to schedule arrivals of trains at the Mine such that Seller can deliver coal in approximately equal monthly amounts during any Campaign Season; provided that deliveries in the first months of a Campaign Season will be larger to allow Buyer to build stockpiles at the Sugar Factory. Weekly deliveries will be in substantially equal quantities consistent with the monthly delivery quantity. Seller shall use reasonable efforts to deliver as much coal as Buyer desires to take in any week. Buyer agrees to pay for and accept delivery of up to 12 percent more than Buyer's estimated or amended coal requirements in any month, provided that Buyer shall not be required to pay for more coal than it has requested during any Campaign Season.
         SECTION 4.        QUALITY OF COAL.
                  4.01     Quality and Size of Coal.
                           (a) Field Averages. Field averages for Spring Creek Coal are as follows:


                  Btu:                 ** per pound
                  Sulfur:                 ** percent
                  Sodium oxide:           ** percent
                  Ash:                    ** percent
                  Moisture:               ** percent
                  Size:                   run-of-mine, sized to pass through
                                          two-inch round screen (crushed 2" x 0)

Buyer acknowledges that actual quality of particular coal shipments will vary as different portions of the field are mined. Buyer's exclusive remedies for variations from field averages are those set forth in Section 4.02 below.
                           (b) Sampling. Representative samples of coal from
each trainload shall be taken at the loading facilities at Seller's Mine by agents of an independent commercial testing organization, using methods and procedures approved by the American Society for Testing and Materials (ASTM). The resulting analysis shall be accepted as the quality of coal on which invoices are to be rendered and payments made in accordance with Section 6. Any change in the quality of coal during subsequent transportation or storage shall have no effect on the quality of coal as shown on the invoice.
                  4.02 Remedies for Quality Variations. Buyer may not reject any trainload of coal once the coal has commenced loading onto railcars at the Point of Delivery as defined in Section 5.01. The following remedies shall be Buyer's exclusive remedies for variations in the quality of coal delivered under this Agreement.
                           (a) Btu/lb. If any five consecutive trainloads of
coal contain a cumulative weighted average Btu/lb less than ** Btu/lb, then the Purchase Price of the fifth and each consecutive trainload that, when averaged with the previous four trains, maintains a weighted average Btu/lb less than ** Btu/lb ("low Btu coal") shall be adjusted according to the following formula:
          Weighted Average Btu content per pound-**
          (for five consecutive trainloads)                  x Purchase
                                    **

         If any five consecutive trainloads of coal contain a cumulative weighted average Btu/lb greater than ** Btu/lb, then the Purchase Price of the fifth and each consecutive trainload that, when averaged with the previous four trains, maintains a weighted average Btu/lb greater than ** Btu/lb ("high Btu coal") shall be adjusted according to the following formula:
          Weighted Average Btu content per pound - **
           (for five consecutive trainloads)                  x Purchase
                                    **

                           (b)(i) Sulfur Dioxide. If delivered coal cannot be
burned at the Sugar Factory to which it is shipped because the cumulative weighted average sulfur dioxide content of any five consecutive trainloads of coal exceeds ** pounds per million Btu of sulfur dioxide, Buyer shall have the following remedies:

                                    (aa) Buyer may, at its option, reconsign all
segments of the fifth and each consecutive trainload that maintains a cumulative weighted average in excess of ** pounds per million Btu of sulfur dioxide at Seller's expense to a Sugar Factory that can burn such coal, or


                                    (bb) If Seller cannot cure the problem
within seven (7) days by providing Substitute Coal or otherwise, Buyer may discontinue coal purchases (as to any unit train that has not commenced loading) with respect to the affected Sugar Factory. Reduction in tonnage to the affected Sugar Factory shall be Buyer's sole remedy per this Section (b) (i) (bb), and Seller shall not be liable for any incidental or consequential damages, including lost profits, caused thereby.
                           (c) Sodium Oxide, Moisture and Ash. With respect to
sodium oxide, moisture and ash content, Buyer assumes the risk of all variations from field averages.
         SECTION 5.        UNIT TRAINS, LOADING AND WEIGHING.
                  5.01 Point of Delivery. The coal for the Sugar Factory shall be delivered FOB loaded in railcars provided by Buyer on the railroad loading siding at the Mine or, if Substitute Coal is delivered to the Sugar Factory, at the railroad loading siding located at the Substitute Coal Source (the "Point of Delivery"), with freight paid by Buyer.
                  5.02 Title. Upon the completion of loading of a railcar, the title and risk of loss for all coal in that car shall be Buyer's.
                  5.03 Weighing. The weight of coal sold under this Agreement shall be determined on appropriate commercial scales chosen by Seller and installed at Seller's loading facilities at the Mine. Seller's scales shall be inspected and certified by Hoke and Associates at six-month intervals during the term of this Agreement. The weights determined at Seller's Mine shall be accepted by Buyer as the quantity of coal for which invoices are to be rendered and payments made in accordance with Section 6 below. Any change in the weight of coal during subsequent transportation or storage shall have no effect on the weight of coal shown on the invoice. In the event Seller's scales are inoperative for a period, Seller shall inform Buyer and use its best efforts to restore operation of the scales as soon as possible. The weight of coal per railcar delivered during such period that scales are inoperative shall be deemed equal to the average weight per railcar for coal delivered during the preceding month. If Seller's scales are inoperative during the first month of this Agreement, the weight of coal delivered shall be determined by mutually acceptable independent means.
         SECTION 6.        PRICE; PRICE ADJUSTMENTS.
                  6.01 Purchase Price. The Purchase Price per ton of coal (2,000 pounds) to be paid by Buyer to Seller for each delivery of coal FOB Point of Delivery in railcars under this Agreement shall be the sum of (a) the Base Price, as defined and as adjusted as provided below, plus (b) the Pass-Through Costs, as defined in Section 6.04, plus (c) the New Costs, as defined in Section 6.05, applicable to such delivery. The Purchase Price, as thus determined, shall be subject to adjustment for changes in the depletion allowance as provided in
Section 6.06 and for Btu variations as provided in Section 4.02.


         As of the Effective Date, the initial Base Price per ton of coal FOB Point of Delivery is equal to $** (the "Initial Base Price"), the
Pass-Through Costs are equal to $** and the Purchase Price is therefore equal to $** per ton. The Purchase Price per ton of coal delivered by Seller to Buyer during the Campaign Season from August 1994 to May 1995 ("the Campaign Season 1994-95"), shall be adjusted from the Purchase Price to be paid by Buyer for such coal delivery pursuant to the Coal Supply Agreement made between Buyer and Spring Creek Coal Company, dated August 1, 1994, to the Purchase Price referred to in this Section 6.01. Such adjustments in Purchase Price for deliveries of coal already made during the Campaign Season 1994-95 to the date of this Agreement shall be paid or credited to Buyer in accordance with Section
6.08 hereof.

                  6.02 Index Adjustment of Base Price. The Initial Base Price as of the Effective Date shall be divided, for purposes of escalation, into three Initial Base Price Components, weighted in percentage terms as follows: (1) Gross Domestic Product-Implicit Price Deflator (GDP-IPD Component: **%); (2) SIC Code 122 AHE (Labor Component: **%); and (3) PPI 112 (Machinery Component: **%). The Initial Base Price values are set forth as follows:


         GDP - IPD = First published, first quarter 1994 value (125.7) [Source:
         Department of Commerce, Bureau of Economic Analysis] as published in the April 1994 monthly report, "Survey of Current Business", Table 7.13.

         SIC 122 = First published, May 1994 value (17.85) [Source: U.S. Department of Labor, Bureau of Labor Statistics] as published in the July 1994 monthly report, "Employment & Earnings" currently in Table B-15.

         PPI - 112 = First published, June 1994 value (133.6) [Source: U.S. Department of Labor, Bureau of Labor Statistics] as published in the June 1994 monthly report, "Producer Price Indexes", currently in Table 6.

         The Initial Base Price will apply to all shipments of coal made during the Campaign Season 1994-1995 and all shipments thereafter through September 30, 1995.
         The Initial Base Price will be adjusted on the first day of each calendar quarter during the term of this Agreement, beginning October 1, 1995. The Initial Base Price, as adjusted, will be referred to as the "Base Price". These adjustments will be calculated as follows using the most current first published index information available at the beginning of each quarter:


                  ABP = ** x (AG) + ** x (AL) + ** x (AM) x IBP
               (125.7) (17.85)    (133.6)
  where,


                  ABP = Adjusted Base Price for the current calendar quarter.

                  AG = GDP/IPD first published index value for the second preceding quarter.

                  AL = SIC 122 AHE first published index value for the third preceding month.

                  AM = PPI - 112 first published index value for the second preceding month.

                  IBP = The Initial Base Price as referred to in Section 6.01.

                  6.03 Changes in Indices. Should any of the indices referred to in Section 6.02 above be discontinued, the parties shall select a substitute index or indices by mutual agreement.
                  6.04 Pass-Through Costs. Seller's costs per ton of coal produced and delivered, falling into the categories below, shall be treated as "Pass-Through Costs" fully reimbursable by Buyer to Seller over and above the Base Price determined under Sections 6.01 and 6.02. The amounts set forth in attached Exhibit A are the amounts that will be included in the Purchase Price as of August 1, 1994, for each Pass-Through Cost Item. Pass-Through Costs, other than pass through costs assessed on values relating to the sales price, shall be prorated over the total volume of Seller's production from the Mine, and Buyer shall be assigned, as its actual Pass-Through Costs, only that prorated share based on Buyer's share of the total of Seller's production from the Mine. Buyer shall receive a refund or credit against future purchases (if applicable) in the event Seller receives a reduction in or refund of any Pass-Through Costs charged to Buyer. The categories of Pass-Through Costs are more specifically defined as follows:
                           (a) Taxes and Black Lung Costs. All taxes and black
lung costs (other than taxes directly borne by Buyer or taxes imposed on or measured by net income and franchise taxes) levied or assessed by any governmental authority on the coal, on its severance from the soil, or on Seller's mining facilities or operations or other activities incident to the performance of its obligations under this Agreement, including all taxes and governmental charges levied or assessed against Seller with respect to the coal for reclamation by any governmental authority; taxes imposed pursuant to 26 USC ss. 4121 or other successor provision of law, or other taxes that may be imposed to provide health or safety benefits to Seller's employees; and all costs, other than taxes, incurred by Seller in connection with production of coal at the Mine for black lung, including (without limitation) premiums for black lung insurance, or payments made or accrued to a private or public trust (including a trust fund established pursuant to Section 501(c)(21) of the Internal Revenue
Code) or reserve for future black lung claims. In the event Seller chooses to cover its potential black lung liability by a means other than black lung insurance, the amount included as black lung costs under this provision shall not exceed the cost of such insurance. Buyer is to bear and pay directly (or reimburse Seller for any such taxes Seller pays) all sales, use, or similar taxes levied or assessed on the coal purchased hereunder. The parties agree that if taxes are assessed on values related to the sales price, taxes paid by Buyer under this Agreement shall be computed using the Purchase Price under this Agreement.
                           (b) Royalties. All royalties in effect on the coal
sold to Buyer and for which Seller is liable under the leases then prevailing, notwithstanding suspension of payment pending any appeal of the royalty or adjustment thereof. In the event any royalty or adjustment is appealed by Seller and decreased as a result, Seller will refund to Buyer any overpayments. The amount of royalties to be paid by Buyer as to any month's deliveries of coal mined under leases held by Seller ("Leased Coal") shall equal the applicable royalty per ton multiplied by the number of tons of Leased Coal delivered to Buyer from the Mine during that month. If royalties are assessed on values related to the sales price, royalties paid by Buyer under this Agreement shall be computed using the Purchase Price under this Agreement.
                  6.05 New Costs. The Base Price provided in Section 6.01 includes Seller's best estimate of the cost, per ton of coal, of complying with all federal, state, and local laws, rules, and regulations in force as of July 1, 1994, except for those items specifically designated as Pass-Through Costs, as they were implemented, interpreted, and enforced on the Effective Date, which estimate shall, for purposes of this provision, be binding upon Seller (such costs shall be referred to as "Compliance Costs"). To the extent that new laws, rules, regulations, or governmental orders coming into effect after July 1, 1994, or changes in the implementation, interpretation or enforcement of laws, rules and regulations in effect on July 1, 1994, cause any increase or decrease in the Compliance Costs, the Purchase Price shall be increased or decreased, as the case may be, by the amount that accurately reflects the change in Compliance Costs incurred. Such changes in Compliance Costs shall be referred to as "New Costs."
         New Costs shall be prorated over the total volume of Seller's production from the Mine if the new cost is based on tonnage sold from the Mine, and Buyer shall be assigned, as its actual New Costs, only that prorated share based on its share of the total of Seller's production from the Mine. If the New Cost is based on a percentage of Sales Price, Buyer shall pay its portion of the new cost based on its Sales Price.
                  6.06 Adjustment of Purchase Price for Changes in Depletion Allowance. If at any time after the Effective Date changes are made in the law regarding the allowance for depletion on coal that affect the state and federal income tax deductions for depletion available to Seller, the Purchase Price shall be increased or decreased by the amount needed to provide Seller with the same cash flow from the sale of each ton of coal under this Agreement after state and federal income taxes. In calculating Seller's after-tax cash flow from the sale of a ton of coal for this purpose, Seller shall compute its taxes as if it filed separate (nonconsolidated) state and federal income tax returns and paid state and federal income taxes at the maximum rate for corporations.
                  6.07 Billing and Payment. Seller shall invoice Buyer semimonthly for coal delivered. Payment shall be made by check or wire transfer, due within twenty (20) days after the date of each invoice; provided, that, Buyer may withhold payment of the portion of any invoice which is the subject of a bona fide dispute under the provisions of this Agreement. Checks and wire transfers shall be made to Seller's account, as follows:


         Wire Transfer:
                  Bank:                     FIRST SECURITY BANK OF UTAH
                  ABA No.:                  **
                  Account No.:              **
                  Account Name:             Spring Creek Coal Company


         Check:


                  Account Name:             Spring Creek Coal Company
                  Account No:               **
                  Address:                  P.O. Box 26094
                                            Salt Lake City, Utah  84126-0094


         The details of this account shall, from time to time, be notified in writing to Buyer. All amounts due for which payment is not timely made shall bear interest from the date on which payment became due at the then prevailing prime interest rate quoted by Morgan Guaranty Trust Company plus 2 percent per annum. All invoiced amounts shall be subject, however, to subsequent adjustment wherever this Agreement specifically so provides, and no interest shall be payable to either party with respect to the amounts of such adjustments. If payment is not made when due, Seller may give Buyer written notice of such past due payment. Three (3) days after such notice is effective, pursuant to Section 10.07, Seller may suspend deliveries until the invoice, including any interest, has been paid. If the invoice is not paid within fifteen (15) days after Seller's notice becomes effective, Buyer's failure to make payment when due shall constitute a material breach of this Agreement by Buyer, and Seller may, at its sole option, cancel this Agreement.
                  6.08 Adjustments. The parties recognize that at the time each invoice for coal is prepared, it may not be possible to calculate definitively the costs and other price adjustment factors applicable to the calendar half-month for which such invoice is rendered; each invoice will, therefore, be based upon the most current data reasonably available at the time of invoicing. Upon receipt of information permitting determination of price adjustments, Seller shall prepare and furnish to Buyer a supplemental invoice reflecting that information. Seller or Buyer shall, within fifteen (15) days after mailing of such supplemental invoice, pay the sum required by such invoice as above provided.
                  6.09 Finality of Invoices. Except as otherwise expressly provided in this Agreement, any invoice that is not contested within twenty-four
(24) months after the date thereof shall be deemed correct and final unless any of the Pass-Through Costs have retrospective effect on the Purchase Price of coal more than 24 months after the date of invoice, and provided that Seller shall advise Buyer of any such effect or potential effect within a reasonable time following Seller becoming so aware.
                  6.10 Records and Audits. Seller shall keep accurate records and books of accounts showing all data relating to price, quantity and quality determinations and adjustments required for purposes of this agreement. At the election of Buyer, once each fiscal year of Seller, Seller shall make such records and books of account covering the preceding fiscal year available for audit at Seller's offices during Seller's normal office hours. Such audits shall be prepared and certified to by a nationally recognized firm of certified public accountants to be mutually agreed by Buyer and Seller and Buyer shall bear the expenses of the audit. The findings of the audit will be binding on the parties absent a finding by either party of a material error in the audit which error is identified within 60 days after completion of the audit and submission of the findings to the Seller. If the audit discloses that an overpayment or an underpayment has been made, the amount thereof shall promptly be paid to the party to whom it is owed by the other party. Buyer shall have the option of having the audit prepared by Seller's independent auditors as part of the regular annual audit of Seller's books and records. In such event, only those expenses in excess of Seller's normal audit expenses will be borne by Buyer. The accounting firm conducting the audit shall be bound not to disclose and shall treat as confidential any and all proprietary information of Seller furnished to or examined by such firm in connection with the audit.
         SECTION 7. DISCLAIMER OF WARRANTIES, LIMITATION ON LIABILITY.
                  7.01 EXPRESS WARRANTIES. BUYER AGREES THAT SELLER MAKES NO EXPRESS WARRANTIES OTHER THAN THOSE IDENTIFIED AS SUCH IN THIS AGREEMENT.
                  7.02 IMPLIED WARRANTIES. ALL WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED.
                  7.03 Limitation on Liability. In no event shall either party have liability to the other party for incidental or consequential damages except as expressly stated in this Agreement.
         SECTION 8. FORCE MAJEURE.
         If either party is unable to meet any of its obligation under this Agreement as a result of flood, earthquake, storm, or other act of God, fire, derailment, accident, strike, lockout, boycotts, picketing, shortages of or inability to obtain electric power, raw materials, railcars or machinery, mechanical breakdown in facilities, war, insurrection, riot, catastrophic sugar beet or corn crop failure (as applicable), railroad line abandonment, act of government or governmental agency, or due to any cause beyond the reasonable control of either party, including the inability of the Sugar Factory, the Mine and/or the rail carrier to meet its obligations for reasons whether similar or dissimilar to the foregoing and whether foreseeable or unforeseeable, such event will be deemed an event of force majeure. In addition, it shall be deemed an event of force majeure in the event Buyer is unable to burn Seller's coal due to ash-fouling, sulfur dioxide emissions, or other legally enforceable environmental restrictions, or either party permanently closes or experiences partial failure or nonoperation of any of its facilities lasting a minimum of seven (7) days as a result of reasons beyond the control of such party. In the event of force majeure, the obligations of the parties, other than payment for coal previously delivered, shall be suspended for the duration of the event of force majeure, provided that reasonable notice is given. Whenever in Seller's judgment any event of force majeure requires restriction of deliveries, Seller reserves the right in its discretion to allocate its available supply of coal in a fair and equitable manner without obligation to furnish products from other sources. No suspension or reduction for reason of force majeure shall invalidate the remainder of this Agreement; but on removal of the cause, shipments shall resume at the specified rate; deficiencies in shipments so caused shall not be made up except by mutual consent. If an event of force majeure prevents the performance of either party for a period of one year or more despite that party's efforts to eliminate the force majeure event and to mitigate its impact, then the party not claiming an event of force majeure may terminate this Agreement by providing at least thirty (30) days written notice of termination to the other party. The provisions of this Section shall not excuse either party from performing unless that party gives a reasonable notice to the other party of the occurrence of an event of force majeure.
         SECTION 9. DISPUTES.
         In the event any dispute arises between the parties concerning any issue of law or fact arising out of this Agreement, it shall be settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction over the matter.
         The parties to the arbitration shall be entitled to such discovery as would be available to them under the Federal Rules of Civil Procedure, and the arbitrators will have all the authority of a court under such Rules incidental to such discovery, including but not limited to orders to produce documents or other materials and orders to appear and submit to deposition and to impose appropriate sanctions, including but not limited to awarding sanctions against a party for failure to comply with any order.
         The arbitration panel shall consist of three arbitrators with experience in the coal industry, one appointed by Seller, one by Buyer and the third by the arbitrators appointed by Seller and Buyer. If the party appointed arbitrators cannot agree within fifteen (15) days after their appointment on appointment of the third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association.
         SECTION 10. GENERAL PROVISIONS.
                  10.01 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit that party's right to enforce the provisions, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of the provision itself or of any other provision.
                  10.02 Headings. The headings in this Agreement are included only for convenience and shall not control or affect the meaning or construction of this Agreement.
                  10.03 Entire Agreement. This Agreement is the entire agreement between the parties. There are no other provisions, representations, warranties or understandings, express or implied. No modification, variation or amendment of this Agreement shall be of any force or effect unless it is in writing and signed by all the parties.
                  10.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.
                  10.05 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Dakota.
                  10.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
                  10.07 Notices. Notices under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, a notice shall be deemed effective five (5) days after mailing as registered or certified mail, postage prepaid, directed to the other party as set out below. If via prepaid commercial courier or express service, a notice shall be deemed effective upon its receipt, if directed to the other party as set forth below. If via telefacsimile, a notice shall be deemed effective upon receipt of the successful telefax transmission report, directed to the other party as set out below:
                  SELLER:  KENNECOTT ENERGY COMPANY
                                    Attn:  Contract Administration
                                    505 South Gillette Avenue
                                    Gillette, Wyoming  82716
                                                            or
                                    Caller Box 3009
                                    Gillette, Wyoming  82717-3009
                                    Fax No. (307) 687-6009


                  BUYER:   MINN-DAK FARMERS COOPERATIVE
                                    Attn: Controller
                                    7525 Red River Road
                                    Wahpeton, North Dakota 58075-9698
                                    Fax No. (701) 642-6814

The addresses and fax numbers of any party may be changed by giving notice in writing at any time to the other party.
                  10.08 Confidentiality. Any nonpublic information, oral or written, including the contents of this Agreement and any related agreement, disclosed by either party to the other shall be considered confidential information, and such information shall not be disclosed to any third party other than to Seller's parent corporation or its employees, accountants, attorneys, and lenders, and will be kept secret and confidential during the term of this Agreement.
                  10.09 Attorneys' Fees. If any legal action or suit is commenced by either party arising out of this Agreement, the prevailing party in such action or suit shall be entitled to recover reasonable attorneys' fees and expenses, including fees and expenses on appeal, as determined by the court.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

                           SELLER KENNECOTT ENERGY COMPANY FOR AND ON BEHALF OF SPRING CREEK COAL COMPANY



                                            By       Malcolm R. Thomas
                                            Title: V.P. Marketing & Sales


                           BUYER            MINN-DAK FARMERS COOPERATIVE


                                            By       Larry D. Steward
                                            Title: President/CEO


                                    EXHIBIT A

                          Estimated Pass-Through Costs
                             Included in Base Price
                              as of August 1, 1994

                                                                     Price Per
                                                                        Ton

Section 6.04(a) - Taxes


          Severance Tax                                               $0.**
          Gross Proceeds Tax                                           0.**
          Resource Indemnity Trust Tax                                 0.**
          Federal Reclamation Fee                                      0.**
          Black Lung Excise Tax                                        0.**
          Black Lung Insurance                                         0.**
          Property Taxes                                               0.**
                                                                       -----
          Depletion Allowance                                          0.**

          Total Taxes                                                 $  **


Section 6.04(b) - Royalties


          BLM Royalty                                                 $  **
          Rosebud Royalty                                                **
                                                                       -----
          Total Royalty                                               $  **



TOTAL ESTIMATED PASS-THROUGH COSTS                                    $X.XXX

CONFIDENTIAL TREATMENT REQUESTED AS TO CERTAIN PROVISIONS


** = INFORMATION FOR WHICH CONFIDENTIALITY IS REQUESTED




                          COAL TRANSPORTATION AGREEMENT


         THIS AGREEMENT is made and entered into this 14th day of August, 1995, by and between Northern Coal Transportation Company, an Oregon corporation with an office in Gillette, Wyoming ("Northern"), and Minn-Dak Farmers Cooperative, a North Dakota cooperative with offices at 7525 Red River Road, Wahpeton, North Dakota 58075 ("Shipper").

                                    RECITALS
         1. Concurrent with this Coal Transportation Agreement ("Agreement"), Kennecott Energy Company, for and on behalf of Spring Creek Coal Company, has executed a Coal Supply Agreement with Shipper (the "Coal Supply Agreement") for the sale and purchase of coal from the Spring Creek Mine (the "Mine") to Shipper. The coal is to be used in Shipper's sugar factory in Wahpeton, North Dakota (the "Sugar Factory"). Capitalized terms not otherwise defined in this Agreement will have the meaning set forth in the Coal Supply Agreement.
         2. The Coal Supply Agreement contemplates the establishment of a transportation system that can take delivery at the Point of Delivery (as that term is defined in Section 5.01 of the Coal Supply Agreement) of estimated requirements of coal in approximately equal weekly and monthly amounts and transport those amounts to the Sugar Factory.
         3. Shipper has appointed United Sugars Corporation, a Minnesota company with offices at 1700 Eleventh Street, Moorhead, Minnesota ("USC") to act as its agent in procuring and facilitating the transportation of coal to the Sugar Factory. USC has the authority and is acting on behalf of Shipper in relation to the transportation of coal under the Coal Supply Agreement. USC will be acting on behalf of Shipper under this Agreement.
         4. Northern desires to enter into a contract with Shipper to arrange for the transportation of coal called for by the Coal Supply Agreement and to perform all of the obligations of Shipper with respect to the transportation of coal required by the Coal Supply Agreement.
         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, the parties to this Agreement agree as follows:
         SECTION 1. TERM; CAMPAIGN SEASONS.
                  1.01 Term. The term of this Agreement shall commence on July 1, 1995 ("the Effective Date"), and shall continue to July 31, 2005.
                  1.02 Campaign Seasons. Shipments under the Coal Supply Agreement have been divided into periods of approximately ten months commencing on or about August 15 and continuing until about May 31 of the following calendar year, with the last such period running from about August 15, 2004, to about May 31, 2005. These ten-month periods of coal deliveries shall be referred to in this Agreement as "Campaign Seasons."


         SECTION 2. SHIPMENTS.
                  2.01 Description of Transportation System. Northern agrees to transport from the Mine to the Sugar Factory the estimated annual requirements under the Coal Supply Agreement in approximately equal weekly and monthly amounts. The coal is to be delivered to Shipper FOB Point of Delivery. Northern may transport Shipper's coal in unit trains which contain coal being shipped for American Crystal Sugar, a Minnesota cooperative ("ACS"). The Coal Supply Agreement anticipates that deliveries in the first months of a Campaign Season will be larger to allow Shipper sufficient time to build stockpiles at each Sugar Factory. Northern will design the system to allow Shipper substantial flexibility to increase or decrease the amount of coal delivered to the Sugar Factory by each unit train (when broken into segments), subject to the tonnage minimum stated in Section 2.09 of this Agreement. However, Shipper may not stop a unit train from cycling except in the event of a force majeure as provided in
Section 5 of this Agreement, since such interruptions greatly increase the difficulty of transportation management. Northern reserves the right to tender trains of not more than ** cars in total or ** tons of coal in total per calendar month consisting of the total cars to Shipper and/or American Crystal Sugar Company ("ACS") for the destination Sugar Factory and ACS's Sugar Factories so that following telephonic notice to Shipper of such limitation, Northern shall not be required to tender trains totaling ** cars or ** tons per calendar month under this Agreement to ACS and Shipper, until such time as Northern gives telephonic notice to Shipper that the limitation no longer applies. In unit trains with combined deliveries to ACS and Shipper, there will be a stop at Fargo, North Dakota, for removal of cars to be delivered to Moorhead and Wahpeton, North Dakota. At origin, Northern may place all cars for delivery via Fargo, North Dakota, at the head of the train. A detailed description of the transportation system, as set forth in Northern's agreement with the Burlington Northern Railroad (the "Carrier"), is set forth in Exhibit A.


                  2.02 Responsibilities Concerning Delivery. Northern shall deliver coal to the Sugar Factory. Northern will deliver coal in railcars directly to sidings on Shipper's property at the Sugar Factory. Northern will, on Shipper's behalf, fully pursue all claims against third parties for loss of the coal in any given railcar from the time that the railcar is completely loaded at the Spring Creek Mine until the railcar is on property at a Sugar Factory.
                  2.03 Coordination. Northern shall be responsible for arranging all transportation and for coordinating with Spring Creek Coal Company the arrival of railroad trains for loading at the Point of Delivery (as defined in Section 5.01 of the Coal Supply Agreement). Northern shall use reasonable efforts to schedule arrivals of trains at the Point of Delivery such that coal can be delivered in approximately equal monthly amounts during any Campaign Season; provided that deliveries in the first months of a Campaign Season will be larger to allow Shipper to build stockpiles at the Sugar Factory. Weekly shipments will be in substantially equal quantities consistent with the monthly delivery quantity.


                  2.04 Notice of Changes in Train Segments. If Shipper desires to alter the size of train segments to be transported to the Sugar Factory during a Campaign Season, Shipper may notify Northern by mail or by telephone, telegraph or other electronic means. Any electronic notice shall be confirmed in writing within ten (10) days. Requested changes in the size of train segments to be transported to any Sugar Factory will be implemented for the first train loaded more than 24 hours after notice is received; provided that Northern shall not be obligated to provide unit trains of more than ** cars or fewer than 55 cars, which trains are comprised of Shipper and ACS cars. Shipper shall monitor and control its coal stockpiles so that requested increases or decreases in the size of train segments delivered to the Sugar Factory will not result in a unit train with more than ** cars or fewer than 55 cars which may be combined with ACS shipments. USC will act on Shipper's behalf in coordinating unit train composition with ACS and Northern.


                  2.05 Right to Transport Excess Coal. To maintain the efficient operation of its transportation system, Northern may transport from the Spring Creek Mine to the Sugar Factory up to 12 percent more than Shipper's estimated or amended coal requirements in any month, as contemplated by Section 3.03 of the Coal Supply Agreement. Shipper agrees to accept and pay for the transportation of such coal, provided that Shipper shall not be required to pay transportation for more coal than it has requested during any Campaign Season, subject to the minimum tonnage stated in Section 2.09 of this Agreement.
                  2.06 Extended Campaign Season. Under Section 3.02(b) of the Coal Supply Agreement, Shipper may extend any Campaign Season by three months before August 15 or after May 31 of such Campaign Season upon six weeks written notice to Spring Creek Coal Company. If Shipper chooses to extend any Campaign Season, it shall also be required to give Northern six weeks written notice and Shipper shall pay Northern for any increased transportation costs as specified in Section 2.08 of this Agreement.


                  2.07 Unloading. Shipper agrees to provide facilities at the Sugar Factory to permit delivery by Northern of segments of a train. Said facilities shall be designed and constructed for carload unloading. Northern will place the loaded cars on a siding on Shipper's property. The Shipper will complete unloading operation at its own expense. The Shipper shall exercise reasonable care and caution when unloading railcars at their facilities and will insure that railcar doors are closed with latches in the locked position, with cargo hoppers free and clear of any foreign debris. The Shipper shall pay for the actual costs incurred by Northern in respect of any failure of Shipper to exercise such reasonable care and caution, including any origin demurrage incurred by Northern as a result thereof. Plant personnel are responsible to notify USC, who will in turn notify Northern, of any problems or deficiencies found concerning the railcars. When a train reaches the Sugar Factory, the coal shall be unloaded from each railcar within five (5) full days of the date of the arrival of such railcar to ensure that at least 55 empty railcars are available at all times to make up unit trains. In the event that railcars are not unloaded within the time specified above, Northern reserves the right to charge a mutually acceptable demurrage rate on each such railcar.


                  2.08 Changes in Transportation System. Shipper acknowledges that changes in the transportation system including, but not limited to, (i) any break in the unit train cycle due to failure to unload railcars or other reasons caused by Shipper; (ii) any extension of the Campaign Season as provided in
Section 2.06 of this Agreement, and (iii) Carriers Line Abandonment as set forth in Section 7.01 may result in changes in Northern's railcar and other costs as set forth in Exhibit A. Unless excused by Section 5, Shipper agrees to pay all such changes in transportation costs caused by or attributable to Shipper or USC. Northern will be responsible for changes in transportation costs caused by or attributable to Northern.


                  2.09 Freight Costs Due to Quantity Variations.
                  Shipper acknowledges that if it takes delivery of less than a total of ** tons of coal in any Campaign Season, Northern may incur additional freight costs. If, in any Campaign Season (1) Shipper and ACS take combined deliveries of less than a cumulative total of ** tons of coal, and (2) Shipper takes delivery of less than a cumulative total of ** tons of coal, Shipper agrees to pay Northern an amount representing liquidated damages (and not a penalty) as defined and specified in Exhibit B. Such cumulative minimum volumes of coal will be reduced as excused or permitted by Sections 2.09(b) or 5 of the Shipper's and ACS Coal Transportation Agreements.


                  (b) Notwithstanding the provisions of Section 5 of this Agreement, the cumulative minimum volume of coal to be transported during each Campaign Season during the term hereof shall be reduced if, after the exhaustion of all other commercially reasonable efforts by Shipper which are coordinated with Northern, Shipper installs gas-fired pulp dryers at any one or more of its processing facilities in order to comply with air particulate emission regulatory requirements. Shipper shall notify Northern of its intention to convert any of its coal-fired pulp dryers to gas-fired pulp dryers and the effective date of such conversion(s) under this Section. Upon the effective date of such conversion(s), the annual minimum volume requirements of coal to be shipped hereunder by Shipper shall be reduced to the extent necessary to reflect that amount of coal no longer required as the result of the conversion. This reduction in annual minimum volume shall be proportionately reduced in the first year of the conversion to reflect the portion of the year with respect to which the reduction is to be effective.
                  2.10 Frozen Coal. Shipper assumes the risk that coal may freeze in transit between the Mine or any source of Substitute Coal and the Sugar Factory. No price adjustment or delay in unloading shall be allowed for frozen coal.
                  2.11 Sole Representative. For the purpose of proper and efficient communication, it is expressly understood between Northern and the Shipper that Northern is the sole representative of Shipper, USC and the Sugar Company for all services stated or contemplated in this Agreement and that all communication, verbal or written, relating in any way to the rates, terms, conditions, and performance of this Agreement be accomplished solely between Northern, Northern Mine's Representative and Carrier. The only exception to the above will involve day-to-day communications between USC or the Sugar Company and the Carrier pertaining or relating to railcar switching from and to the Sugar Factory or such switching or destination related operations.
         SECTION 3.    TRANSPORTATION COSTS; ADJUSTMENTS; BILLING AND PAYMENT.
                  3.01 Transportation Costs. Shipper will pay Northern the sum of (a) the transportation costs as set out in Exhibit C and as adjusted pursuant to Section 3.03, below, plus (b) any increased costs caused by changes in the transportation system under Section 2.08 which are caused by Shipper, plus (c) any increased costs caused by Quantity Variations under Section 2.09 (together called "Transportation Costs").
                  3.02 Weighing. Loaded cars will not be weighed by Northern. Weights to be used for the assessment of transportation charges shall be those ascertained by Spring Creek Coal Company at the Mine pursuant to Section 5.03 of the Coal Supply Agreement.
                  3.03 Adjustment for Changes in Transportation Costs. The Transportation Costs shall be adjusted quarterly by adding to them the product of (a) the applicable Transportation Costs shown on Exhibit C, multiplied by (b) the percentage change of seventy percent (70%) GDP FW most recent quarterly growth rate (described in Exhibit D) effective October 1, 1995, provided always that the Transportation Costs shall not reduce below those set forth in Exhibit C hereto. In the event the GDP FW is discontinued, the successor tariff or index applicable to Northern's transportation agreements with the Carrier (as outlined in Exhibit D) shall apply for purposes of this provision.
                  3.04 Billing and Payment. Northern shall invoice Shipper semimonthly for Transportation Costs. Payment shall be due on each invoice within twenty (20) days after the date of the invoice by check or wire transfer to Northern's account, as follows:


        Wire Transfer:
                  BANK:             First Security Bank of Utah
                  ABA No:           **
                  Account No:       **
                  Account Name:     Northern Coal Transportation


         Check:


                  Account Name:     Northern Coal Transportation
                  Account No.:      **
                  Address: P.O.     Box 26094
                                    Salt Lake City, Utah  84126-0094


All amounts due for which payment is not timely made shall bear interest from the date on which payment became due at the then prevailing prime interest rate quoted by Morgan Guaranty Trust Company plus two percent per annum. All invoiced amounts shall be subject, however, to subsequent adjustment wherever this Agreement specifically so provides, and no interest shall be payable to either party with respect to the amounts of such adjustments. If payment is not made when due, Northern may give Shipper written notice of such past due payment. Three days after such notice is effective, pursuant to Section 7.08, Northern may suspend transportation until the invoice, including any interest and any increased transportation costs caused by the suspension of deliveries, has been paid. If the invoice is not paid within 15 days after Northern's notice becomes effective, Shipper's failure to make payment when due shall constitute a material breach of this Agreement by Shipper, and Northern may, at its sole option, cancel this Agreement.
                  3.05 Adjustments. The parties recognize that at the time each invoice for Transportation Costs is prepared, it may not be possible to calculate definitively the costs and other adjustment factors applicable to the calendar half-month for which such invoice is rendered; each invoice will, therefore, be based upon the most current data reasonably available at the time of invoicing. Upon receipt of information permitting determination of price adjustments, Northern shall prepare and furnish to Shipper a supplemental invoice reflecting that information. Northern or Shipper shall, within fifteen
(15) days after mailing of such supplemental invoice, pay the sum required by such invoice as above provided.
                  3.06 Finality of Invoices. Except as otherwise expressly provided in this Agreement, any invoice that is not contested within twenty-four
(24) months after the date thereof shall be deemed correct and final.
                  3.07 Records and Audits. Northern shall keep accurate records and books of accounts showing all data relating to Transportation Costs for purposes of this Agreement. At the election of Shipper, once each fiscal year of Northern, Northern shall make such records and books of account covering the preceding fiscal year available for audit at Northern's offices during Northern's normal office hours. Such audits shall be prepared and certified to by a nationally recognized firm of certified public accountants to be selected by Shipper and Shipper shall bear the expenses of the audit. The findings of the audit will be binding on the parties absent a finding of material error in the audit which is brought to the attention of Northern within 90 days after submission of the audit results to Northern by Shipper. If the audit discloses that an overpayment or an underpayment has been made, the amount thereof shall promptly be paid to the party to whom it is owed by the other party. Shipper shall have the option of having the audit prepared by Northern's independent auditors as part of the regular annual audit of Northern's books and records. In such event, only those expenses in excess of Northern's normal audit expenses will be borne by Shipper. The accounting firm conducting the audit shall be bound not to disclose and shall treat as confidential any and all proprietary information of Northern furnished to or examined by such firm in connection with the audit.


                  3.08 Termination. Shipper may terminate this Agreement at any time upon giving at least two months notice in writing to Northern. In the event of such termination, Shipper shall pay, as liquidated damages and not as a penalty, twenty-five percent (25%) of the lowest effective Transportation Costs for the Sugar Factory, as set forth in Exhibit C and as adjusted pursuant to
Section 3.03 in effect on the last day of the Campaign Season, times the tonnage requirement of ** tons per Campaign Season, as adjusted pursuant to Sections 2.09(b) and 5, for the remaining term of this Agreement less all tons shipped during the Campaign Season in which the notice of termination is given.


         SECTION 4. LIABILITY AND INDEMNIFICATION.
                  4.01 Liability for Property Damage and Personal Injury. Each party shall assume and be responsible for any liability for loss and damage to property and for personal injury, including death, to any person caused by the negligence of that party and arising out of or connected with performance of this Agreement.
                  4.02 Joint Liability. If liability is due to the joint and concurring negligence of the parties, it shall be shared by them proportionately on the basis of the negligence of each party involved.
                  4.03 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY HAVE LIABILITY TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT.
         SECTION 5. FORCE MAJEURE.
                  (a) If either party is unable to meet any of its obligations under this Agreement as a result of flood, earthquake, storm, or other act of God, fire, derailment, accident, strike, lockout, boycotts, picketing, shortages of or inability to obtain electric power, raw materials, railcars or machinery, mechanical breakdown in facilities, war, insurrection, riot, catastrophic sugar beet or corn crop failure (as applicable), act of government or governmental agency, or due to any cause beyond the reasonable control of either party, including the inability of the Sugar Factory, the Mine and/or the Carrier to meet its obligations for reasons whether similar or dissimilar to the foregoing and whether foreseeable or unforeseeable, such event will be deemed an event of force majeure. In addition, it shall be deemed an event of force majeure in the event Shipper is unable to burn Northern's coal due to ash-fouling, sulfur dioxide emissions, or other legally enforceable environmental restrictions, or either party permanently closes or experiences partial failure or nonoperation of any of its facilities lasting a minimum of seven (7) days as a result of reasons beyond the control of such party. In the event of force majeure, the obligations of the parties, other than payment for Transportation Costs incurred, shall be suspended for the duration of the event of force majeure, provided that reasonable notice is given. Whenever in Northern's judgment any event of force majeure requires restriction of deliveries, Northern reserves the right in its discretion to allocate its transportation services in a fair and equitable manner without obligation to furnish products from other sources. No suspension or reduction for reason of force majeure shall invalidate the remainder of this Agreement; but on removal of the cause, shipments shall resume at the specified rate; deficiencies in shipments so caused shall not be made up except by mutual consent. If an event of force majeure prevents the performance of either party for a period of one year or more despite that party's efforts to eliminate the force majeure event and to mitigate its impact, then the party not claiming an event of force majeure may terminate this Agreement by providing at least thirty (30) days written notice of termination to the other party. The provisions of this Section shall not excuse either party from performing unless that party gives a reasonable notice to the other party of the occurrence of an event of force majeure.


         (b) For the purposes of any partial or total event of Force Majeure under this Agreement, it will be presumed that, except for the event, total loading of coal onto trains at the mine and total deliveries to Shipper by Northern at the Sugar Factory would have been ** Tons per Campaign Season day, under the ** Ton Minimum Volume Requirement, for each continuous 24-hour period. The Minimum Tonnage Requirement of ** tons (subject to reduction as provided herein) will be proportionately reduced per Campaign Season day for each Force Majeure day claimed.


         SECTION 6. DISPUTES.
         In the event any dispute arises between the parties concerning any issue of law or fact arising out of this Agreement, it shall be settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction over the matter.
         The parties to the arbitration shall be entitled to such discovery as would be available to them under the Federal Rules of Civil Procedure, and the arbitrators will have all the authority of a court under such Rules incidental to such discovery, including but not limited to orders to produce documents or other materials and orders to appear and submit to deposition and to impose appropriate sanctions, including but not limited to awarding sanctions against a party for failure to comply with any order.
         The arbitration panel shall consist of three arbitrators, one appointed by Northern, one by Shipper and the third by the arbitrators appointed by Northern and Shipper. If the partyappointed arbitrators cannot agree within 15 days after their appointment on appointment of a third person, then the third person shall be appointed by the American Arbitration Association.
         SECTION 7. GENERAL PROVISIONS.
                  7.01 Line Abandonment. The terms of this Agreement in no way obligate Carrier or Northern to continue ownership, maintenance (including Weight standards), or operation of any rail lines. Northern will not be liable for any consequential damages or increased transportation costs that may be incurred by Shipper as the result of Carrier's discontinuation of ownership, maintenance (including Weight standards), or operation of any rail lines. If Shipper fails to meet its Minimum Tonnage Requirements due to lawful cessation of service or abandonment of any rail lines during the term of this Agreement, as the sole remedy of Shipper, the rates on all coal which moved in accordance with this Agreement during the then current Campaign Season shall be determined as if the Minimum Tonnage Requirement had been met.
                  7.02 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit that party's right to enforce the provisions, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of the provision itself or of any other provision.
                  7.03 Headings. The headings in this Agreement are included only for convenience and shall not control or affect the meaning or construction of this Agreement.
                  7.04 Entire Agreement. This Agreement is the entire agreement between the parties. There are no other provisions, representations, warranties or understandings, express or implied. No modification, variation or amendment of this Agreement shall be of any force or effect unless it is in writing and signed by all the parties.
                  7.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.
                  7.06 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Dakota.
                  7.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
                  7.08 Notices. Notices under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, a notice shall be deemed effective five (5) days after mailing as registered or certified mail, postage prepaid, directed to the other party as set out below. If via telefacsimile, a notice shall be deemed effective upon receipt of the successful telefax transmission report, directed to the other party as set out below:
         NORTHERN:         NORTHERN COAL TRANSPORTATION COMPANY
                                    Attn: Contract Administration
                                    505 South Gillette Avenue
                                    Gillette, Wyoming  82716
                                       or
                                    Caller Box 3009
                                    Gillette, Wyoming  82717-3009
                                    Fax No. (307) 687-6009

         SHIPPER:          MINN-DAK FARMERS COOPERATIVE
                                    Attn: Controller
                                    7525 Red River Road
                                    Wahpeton, North Dakota 58075
                                    Fax No. (701) 642-6814

The addresses and fax numbers of any party may be changed by giving notice in writing at any time to the other party.
                  7.08 Confidentiality. Any nonpublic information, oral or written, including the contents of this Agreement and any related agreement, disclosed by a party to the other shall be considered confidential information, and such information shall not be disclosed to any third party, other than to Northern's parent corporation, USC, Shipper, or the employees, accountants, attorneys, and lenders of such parties, and will be kept secret and confidential during the term of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date set forth above.

                                            NORTHERN COAL TRANSPORTATION COMPANY

                                            By Malcom R. Thomas
                                            Title V.P. Marketing & Sales


                                            MINN-DAK FARMERS COOPERATIVE


                                            By Larry D. Steward
                                            Title President/CEO

                                    EXHIBIT A
                          DESCRIPTION OF TRANSPORTATION
          (Excerpted From the Agreement between the Burlington Northern
         Railroad Company and the Northern Coal Transportation Company)


         Trains of not less than 55 or more than ** Northern cars will be tendered at Origin destined to Grand Forks, North Dakota, with a stop at Fargo, North Dakota, for removal of cars to be delivered to destinations via Fargo, North Dakota. All cars for delivery via Fargo, North Dakota, will be loaded at the head end of the train by Northern.


         Before tendering each shipment to Carrier at Origin, Northern will specify on the Bill of Lading the car number, the number of cars and the loaded weight to be delivered to each Destination. Loaded trains will be divided into segments as previously designated by Northern on the Bill of Lading and the segments will be delivered by the Carrier to the specified Destinations. Carrier will deliver each segment to a siding on Receiver's property at each destination to which delivery is to be made. Empty cars shall be stored on Receiver's property at each Destination until picked up by Carrier. Carrier shall be responsible for making up trains of empty cars for movement to Origin. Northern agrees to pay for line-haul transportation at the Effective Rates and for Accessorial Services at the Effective Charges.


         At request of Northern, Carrier will permit a change in the Destination shown on the Bill of Lading to another Destination after departure from Origin if instructions are received by Carrier, as set forth below before arrival of train at Fargo, North Dakota, or Grand Forks, North Dakota. A diversion charge of $**.00 per car will apply when cars are so diverted. When instructions to divert cars are received after arrival of train at Fargo, North Dakota, a diversion charge of $**.00 per each diverted car will apply.


         Services provided by Carrier which are included in the Base Freight Component include line-haul transportation of Coal from Origin to Destination, operating trains through loading facilities at Origin, placing the loaded cars on a siding on Receiver's property at Destination, returning empty Northern-furnished cars to the Origin loading facilities, storing and handling Northern-owned spare cars as replacement for bad order cars and providing all motive power, necessary cabooses (if required) and related transportation facilities and equipment. Carrier assumes full responsibility and risk for the efficient scheduling of such operations.


         If it is determined by the Carrier that 55 empty cars are not available at Grand Forks, North Dakota, and origin for return movement to the Origin for loading, Carrier will notify Northern. Northern will instruct Carrier whether to release the motive power at a charge of $**.00 or to let train return to Origin with the empty cars available at Grand Forks, North Dakota, plus whatever empty cars Northern may instruct the Carrier to pick up en route to Origin. An additional charge of $**.00 will apply to restart the cycle.


         Carrier agrees to perform, and Northern agrees to pay for, certain Accessorial Services as directed by Northern.

         Northern may discontinue any train cycle by giving Carrier at least 24 hours advance notice. The following charges shall apply for each such interruption to the train cycle:


         (a) $**.00, which shall include release of motive power and crew; and $**.00 for restarting of train cycle. An additional $**.00 per 24-hour period or fraction thereof will apply for the storage of Seller cars on Carrier track, or

         (b) $**.00, which shall include release of motive power and crew; and $**.00 for restarting a train cycle provided that Northern cars are stored on private track directly accessible to Carrier.


                                    EXHIBIT B
                               LIQUIDATED DAMAGES


         If, for reasons other than termination of the Agreement as provided in
Section 3.08, (1) Shipper and ACS fail to tender to Northern at least ** tons combined in the Campaign Season as adjusted or as excused in Sections 2.09(b) and 5 of the Shipper's and Minn-Dak's Coal Transportation Agreement and (2) Shipper fails to tender to Northern at least ** tons as adjusted in Sections 2.09(b) and 5 during the Campaign Season, liquidated damages to Northern shall be paid to Northern as follows: 45% of the lowest Effective Transportation Costs for the Sugar Factory, as set forth in Exhibit C and as adjusted pursuant to
Section 3.03, in effect on the last day of the Campaign Season, times the difference between the tons actually delivered to Shipper during that Campaign Season and ** tons, as adjusted in Sections 2.09(b) and 5.


           EXHIBIT C TRANSPORTATION COSTS, INCLUDING FREIGHT COST AND
                 RAILCAR COST (Effective July 1, 1995, per Ton)


                                                                    Base
         Plant Site                                         Transportation Costs
         ----------                                         --------------------


         Wahpeton                                           $** Per Net Ton


                                    EXHIBIT D
                         ADJUSTMENT OF RATES AND CHARGES

         Except as otherwise provided in this Agreement, the rates and charges set forth in Section 2.08 and Exhibit A of this Agreement, including the Base Rate(s) set forth in Exhibit C, shall be adjusted quarterly, upward or downward, by an amount equal to seventy percent (70%) of the GDP FW most recent quarterly growth rate, to produce the Effective Transportation Costs as described in Exhibits A and C.

         Adjustments shall become effective quarterly on January 1, April 1, July 1, and October 1 of each calendar year, with the first adjustment to become effective on October 1, 1995. Northern shall notify USC in writing of all adjustments and furnish supporting calculations prior to the effective date of the adjustment, or, as soon thereafter as the information necessary to calculate the adjustment is made by the Carrier. The new Transportation Costs so determined shall be applicable retroactive to the adjustment date in question.

         The percentage change shall be equal to the "Previous Quarter's GDP FW Index" minus the "Next Previous Quarter's GDP FW Index," divided by the "Next Previous Quarter's GDP FW Index" for each current adjustment time period. An example of the quarterly percentage change calculation is described below:

         ((Q3 1994 - Q2 1994))/Q2 1994

         ((130.3 - 129.4)/129.4 = .0069552 rounded to .00696)

         The quarterly GDP FW index percentage change (in decimal) will be multiplied by seventy percent (70%) to produce the Adjustment Percentage Change (in decimal). The previous quarterly Transportation Costs are multiplied by the Adjustment Percentage Change to produce the "Change Amount." The previous Transportation Costs plus the Change Amount equals the new quarter's Transportation Costs.

Example:
         Adjustment Percentage Change (decimal):
                  .0000696 TIMES .70 = .00487 rounded = .0049
         Change Amount:
                  $10.00 (Previous Effective Rate) X .0049 = $0.45 rounded = $0.05 New Transportation Cost:
                  $10.00 (Previous Transportation Cost) + $0.05 (Change Amount) = $10.05

Source:           U.S. Department of Commerce
                           Survey of Current Business
                           Table 7.1 for GDP Fixed Weight

                                                     Survey of Current
         Adjustment Period                            Business Issue
         -----------------                           -----------------
         First Quarter                                     October
         Second Quarter                                    January
         Third Quarter                                     April
         Fourth Quarter                                    July

         All calculated numbers shall be rounded to the nearest fifth digit after the decimal point (i.e., .00001499 = .00001). All final adjustment computations shall be rounded to the nearest whole one cent by going to the lower one cent when computations result in a balance of less than one-half cent and to the next higher whole one cent when computations result in a balance of one-half cent or more.

         It is the intent of the parties that the adjustment index (the GDP FW) reflects changes in railroad input costs. If the U.S. Department of Commerce or any successor organizations cease to publish the GDP FW index required for the calculations outlined in this Section, the parties shall mutually determine and agree upon the most appropriate substitute index or indices which most closely matches the economic structure (that is, to measure changes in railroad input costs) of the discontinued index or indices to be used for adjustments for the remainder of the Agreement term immediately following such action. If the parties do not come to an agreement as to the substitute index or indices by an adjustment date, the Transportation Costs shall not be adjusted until such time as the index or indices are agreed to, at which time a retroactive adjustment shall be made retroactive to said adjustment date. If the parties do not come to an agreement as to the substitute index or indices by 60 days following an adjustment date, the provision of Section 6 shall apply.


CONFIDENTIAL TREATMENT REQUESTED AS TO CERTAIN PROVISION


** = INFORMATION FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED.



                            OILING SERVICE AGREEMENT


         THIS AGREEMENT, made and entered into this 14th day of August, 1995, by and between Spring Creek Coal Company, a Montana corporation ("SCC") and Minn-Dak Farmers Cooperative, a North Dakota cooperative ("Minn-Dak").
         WHEREAS, Minn-Dak has agreed to purchase coal from SCC (the "Coal"), produced at the Spring Creek Mine (the "Mine"), pursuant to a coal supply agreement dated _______________, 1995 (the "Coal Supply Agreement"); and
         WHEREAS, the Coal to be shipped to Minn-Dak from the Mine for use in the operation of its sugar factory in Wahpeton, North Dakota, shall have oil applied to it by SCC on the terms and conditions set forth herein.
         NOW, THEREFORE, for and in consideration of the promises contained herein, and for such other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
                  Supply of Oil. All Coal to be shipped from the Mine to Minn-Dak for use in the operation of its sugar factory in Wahpeton, North Dakota, from the period from August 1, 1995 to July 31, 2005, and covering the sugar campaign seasons of Minn-Dak through March 31, 2005 (the "Term"), will, unless otherwise excused hereunder, have oil of a type and quality appropriate for the purposes of this Agreement and generally conforming to generally accepted industrial standards for lubricants used in coal applications. SCC shall use its best efforts to operate and maintain such equipment in accordance with the supplier's instructions and absent supplier's instructions, shall use best efforts to follow good operation and maintenance practices.
                  Rate of Oiling. Such oil will be applied at the rate of one and one half (1 1/2) to two (2) gallons per ton unless the parties otherwise agree.


                  Price. Minn-Dak shall pay SCC a charge for oiling each ton of Coal shipped by SCC to Minn-Dak to which oil is applied hereunder at a Base Price of $** per ton as of August 1, 1995. The Base Price shall be adjusted as of the first day of each calendar quarter by an amount determined by multiplying the Base Price by the percentage change in Table 6 of the Producer Price Index, Finished Lubricants, BLS Code 0576 (published by the Bureau of Labor Statistics, based on calendar year 1982 = 100) from the first published value of such index for May 1995. The index value used for billing in any quarter shall be the first published value for the second preceding month prior to the start of such quarter.


         Separate charges made pursuant to this paragraph shall be rendered at the same time that bills for the Coal so oiled are rendered pursuant to the Coal Supply Agreement and shall be payable within twenty (20) days of receipt. In rendering such invoices, should the Index be unavailable, SCC shall use the Index for the then most recent month as to which the Index has been published.
         Adjustments to charges made necessary by the unavailability of data required to compute the price for oiling as provided for above shall be made promptly after such information becomes known, with SCC sending Minn-Dak an appropriate invoice payable as above provided, or reimbursing Minn-Dak for the amount of any excess payments within 15 days after the data becomes available.
                  Purchase and Transportation of Oil. SCC agrees to arrange for the purchase and transportation of the oil to SCC's tanks at the Mine. The costs associated with such purchase and transportation of the oil are included in the Base Price set forth above. SCC agrees to use reasonable efforts in ordering, purchasing and shipping the oil and Minn-Dak recognizes that SCC shall not be responsible in the event that oil for this purpose becomes unavailable.
                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota as though all acts or omissions hereunder occurred in such state.
                  Binding Effect; Modification; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be modified except by a writing signed by the parties hereto. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.
                  Notices. All notices and other communications relating to this Agreement shall be in writing and shall be effective when actually delivered. If mailed, a notice shall be deemed effective five days after mailing as registered or certified mail, postage prepaid, directed to the other party as follows:
                  If to SCC:

                           Spring Creek Coal Company
                           c/o Kennecott Energy Company
                           Attn: Director, Sales and Contract Administration 505 S. Gillette Avenue
                           Gillette, Wyoming 82716

                                      OR

                           Caller Box 3009
                           Gillette, Wyoming 82717-3009
                           Fax Number: (307) 687-6009

                  If to Minn-Dak:

                           Minn-Dak Farmers Cooperative
                           Attn:  Controller
                           7525 Red River Road
                           Wahpeton, North Dakota 58075-9698

                  Force Majeure. If either party is unable to meet its obligations under this Agreement as a result of flood, earthquake, storm, or other act of God, fire, derailment, accident, strike, lockout, boycotts, picketing, shortages of or inability to obtain electric power, raw materials, railcars or machinery, mechanical breakdown in facilities, force majeure affecting SCC's transportation provider as defined under its transportation contract, war, insurrection, riot, act of government or governmental agency, or due to any cause beyond the reasonable control of either party, whether similar or dissimilar to the foregoing and whether foreseeable or unforeseeable, such event will be deemed an event of force majeure. In addition, it shall be deemed an event of force majeure in the event Minn-Dak cannot use the oiling services hereunder because Minn-Dak is unable to burn the Coal due to ash-fouling, unlawfully high sulfur dioxide emissions, or other environmental restrictions or in the event either party permanently closes or experiences partial failure or nonoperation of any of its facilities lasting a minimum of seven days. In the event of force majeure, the obligations of the parties, other than payment for oiling services previously performed, shall be suspended for the duration of the event of force majeure, provided that reasonable notice is given. Whenever in SCC's judgment any event of force majeure requires restriction of its oiling services, Seller reserves the right in its discretion to allocate its available supply of oil in a fair and equitable manner without obligation to furnish oil from other sources. No suspension or reduction for any reason of force majeure shall invalidate the remainder of this Agreement; but on removal of the cause, oiling services shall thereafter resume.
                  Warranties; Limitations of Liability. EXCEPT AS SPECIFICALLY WARRANTED HEREIN, SCC HAS MADE NO OTHER EXPRESS WARRANTIES IN THIS AGREEMENT. ALL WARRANTIES IMPLIED AT COMMON LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED. IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER CAUSED BY NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT HEREIN.

                                                 SPRING CREEK COAL COMPANY


                                                 By       Malcolm R. Thomas
                                                 Its      V.P. Marketing & Sales

                                                 MINN-DAK FARMERS COOPERATIVE


                                                  By      Larry D. Steward
                                                  Its     President/CEO